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                                                                    EXHIBIT 6.23


                          CONVERTIBLE PROMISSORY NOTE
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                        (6 month term with common stock)

Amount: $100,000.00                           Chicago, Illinois November 1, 1999

FOR VALUE RECEIVED, the undersigned, QORUS.COM,INC., a Florida corporation ("Payor"), promises to pay to the order of

                    THOMSON KERNAGHAN & CO., LTD. ("PAYEE")

the principal sum of ONE HUNDRED THOUSAND DOLLARS AND NO CENTS ($100,000.00) at the office of the Payee of this Note or any other place that Payee may from time to time designate in writing, together with interest thereon, computed on the basis of a 365 - day year for the actual number of days elapsed from the date hereof until paid at that rate of interest per year which shall be equal to ten percent (10%). Principal and interest accrued shall be paid on or before April 30, 2000 or the occurrence of the next equity or quasi-equity financing for the Payor. This Note is referred to in, and is subject to the terms and provisions of, that certain Qorus.com, Inc. Subscription Agreement by and between Payor and Payee.

After maturity, whether by acceleration or otherwise, interest shall be payable at a rate of interest which shall be 5% per year more than would otherwise be payable on this Note. The undersigned shall have the right to repay this Note in full or in part including all interest payable under this Note at any time without penalty. It is the intention of the undersigned and the Payee to conform strictly to applicable usury laws. Accordingly, if the interest payable hereunder would be usurious under applicable law, then, in that event, notwithstanding anything to the contrary herein, it is agreed that the aggregate of all consideration which constitutes interest under applicable law that is taken, reserved, contracted for, charged or received under this note or otherwise in connection with this note shall under no circumstances exceed the maximum amount of interest allowed by applicable law.

All principal indebtedness outstanding hereunder and accrued interest thereon shall become immediately due and payable without notice or demand upon the occurrence of any of the following events of default: (a) the undersigned fails to pay any amount payable on this Note when due and such failure remains uncorrected ten (10) days after such due date; (b) the undersigned makes a general assignment for the benefit of its creditors, becomes or is adjudicated insolvent or bankrupt or applies to any court for an arrangement or adjustment of his debts; (c) a receiver, trustee or custodian is appointed for all or substantially all of the undersigned's property; and (d) a proceeding relating to any of the foregoing is commenced against the undersigned and not dismissed within 30 days, or commenced by the undersigned.

The undersigned agrees to pay on demand all expenses of collection of this Note including reasonable attorneys' fees and legal expenses. The undersigned and all endorsers hereby expressly waive presentment, protest, notice of dishonor, and notice of any kind in respect to this Note, as well as any right to a trial by jury in any action or proceeding to enforce or defend any


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rights under this Note, and agrees that any such action or proceeding shall be tried before a court and not a jury in Chicago, Illinois. No renewal or extension of this Note, no release of any person primarily or secondarily liable on this Note, no delay in the enforcement of this Note, and no delay or omission in exercising any right or power under this Note shall affect the liability of the undersigned or any endorser hereof. This Note and all rights and obligations arising hereunder shall be governed by the laws of the State of Illinois and shall be binding upon the undersigned's successors and assigns.

At the election of the Payee prior to the term of this Note, the outstanding principal and interest of this Note shall convert into fully paid shares of Common Stock, $.001 par value ("Shares"). The number of converted Shares shall be either: (a) the number resulting from dividing the price of $3 per share into the outstanding principal and interest existing at the time of Payee's election; or (b) the number resulting from dividing the price per share for the next equity or quasi-equity financing for Payor from the date of the making of this Note. The choice between the two methods of computation shall be determined by the method that results in the greatest number of Shares to the Payee. Notice of any equity or quasi-equity financing shall be provided to Payee. Upon such notice, Payee shall have no less than five (5) days to make its election in writing. No other adjustment to the number of Shares shall be made; there shall be no fractional shares issued.

This Note is not a negotiable instrument and may not pledged, sold, assigned or hypothecated or otherwise transferred except by written permission of the Payor.

QORUS.COM, INC.

By: /s/ [ILLEGIBLE]
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Title: [ILLEGIBLE]
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